UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2005

Orthovita, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24517	23-2694857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

45 Great Valley Parkway, Malvern, Pennsylvania 19355

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 640-1775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

PAGE
Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement	3

SIGNATURES	4

EXHIBITS	5

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Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2005, the Company entered into an amendment (the “Amendment”) to the Development, Manufacturing and Supply Agreement dated March 25, 2003 (the “Agreement”) with Kensey Nash Corporation pursuant to which the term of the original agreement was lengthened from seven (7) to ten (10) years from February 2004, the date of the first commercial sale of the co-developed products, or until the year 2014 (the “Initial Term”). This Agreement is subject to an automatic three (3) year extension, unless written notice is provided by either party at least six months prior to the expiration of the Initial Term. The Amendment also provides a modification to the calculation of net sales upon certain events and a termination provision that Kensey Nash may elect to exercise if the Company fails to achieve the agreed upon net sales. The Agreement contemplates the joint development and commercialization of new products, which are directed toward the spinal surgery and orthopedic markets and are based on the Company’s proprietary VITOSS® bone graft substitute material in combination with the Kensey Nash’s proprietary biomaterials. Under the Agreement, Kensey Nash manufactures the co-developed products and the Company markets and sells the products worldwide through its focused distribution channel. In addition, Kensey Nash receives a royalty on the net sales of the co-developed products.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

	By:	/S/ Joseph M. Paiva
Joseph M. Paiva, CPA
Chief Financial Officer

Dated: March 8, 2005

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